FUTURETECH II ACQUISITION CORP.

February 14, 2022

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Attention:

Re:	FutureTech II Acquisition Corp. (the “Company”) Registration Statement on Form S-1 (File No. 333-261886) (the “Registration Statement”)

Dear Benjamin Holt,

The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 4:30 p.m., Eastern time, on February 14, 2022, or as soon thereafter as practicable.

Should you have any questions concerning this request, please contact me at 510-323-2526 or our counsel, Andrew M. Tucker at Nelson Mullins Riley & Scarborough LLP at 202-689-2987.

[Signature page follows]

128 Gail Drive New Rochelle, NY 10805 • Tel: (914) 316-4805

Very truly yours,

FutureTech II Acquisition Corp.

By:	/s/ Yuquan Wang
Name:	Yuquan Wang
Title:	Chief Executive Officer

[Signature Page to Acceleration Request Letter]